Exhibit 99.1

Trilogy Metals Provides an Update on the Ambler Access Project

Draft Supplemental Environmental Impact Statement Filed

VANCOUVER, BC, Oct. 19, 2023 /CNW/ -Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy" or the "Company") is pleased to provide an update on the Ambler Access Project ("AAP") – the proposed 211-mile, industrial-use-only road from the Upper Kobuk Mineral Projects ("UKMP") to the Dalton Highway that will enable the advancement of  exploration and development at the Ambler Mining District, home to some of the world's richest known copper-dominant polymetallic deposits.  The United States Bureau of Land Management ("BLM") has filed the draft Supplemental Environmental Impact Statement ("SEIS") for the AAP on its website https://eplanning.blm.gov/eplanning-ui/project/57323/570 and anticipates being in the federal register on October 20, 2023.

It is envisioned that the AAP be financed and maintained by the Alaska Industrial Development and Export Authority ("AIDEA"), and companies such as Ambler Metals LLC ("Ambler Metals"), Trilogy's 50/50 joint venture with South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY), would enter into commercial agreements to use the road and pay tolls to AIDEA and its financing partners. More information about the Ambler Access Project is available at https://ambleraccess.org.

Road Permits - Litigation and Remand

During the summer of 2020, the BLM granted permits that authorized a right-of-way across federally managed lands for AIDEA and the AAP. Shortly thereafter, a coalition of national and Alaska environmental non-government organizations ("ENGO") filed lawsuits against the federal agencies responsible for issuing the permits for the AAP. The ENGOs' main position is that due process was not carried out during the permitting of the road. In May 2022, the right-of-way permits issued to AIDEA for the AAP were suspended by the federal agencies based upon a request to remand the lawsuits. This remand request was made by the U.S. Department of Justice on behalf of the federal agencies and was granted by the U.S. District Court. The purpose of the remand is to allow the BLM to carry out additional supplemental work in response to the lawsuits.

The original lawsuit was filed by the Northern Alaska Environmental Center and several other environmental and conservation groups, and a subsequent separate lawsuit was filed by Tanana Chiefs Conference and several tribes.

In April 2023, several Alaska Native leaders travelled to Washington, D.C., with representatives of Ambler Metals and AIDEA to urge the fair review and timely completion of the Ambler Access Project's SEIS. There is strong support for the AAP from local residents and the Alaska delegation in Washington.

Further to Trilogy's previous update on the SEIS, provided in its news release dated October 11, 2023, the BLM has filed the draft SEIS on its website https://eplanning.blm.gov/eplanning-ui/project/57323/570 and anticipates being in the federal register on October 20, 2023. The draft SEIS is open for a 60-day public comment period, until December 19, 2023. The BLM reconfirmed they anticipate a final SEIS is expected in the first quarter of 2024, and a Record of Decision within the second quarter of 2024.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company holding a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the permitting and construction of the AAP, the timing and benefits of the AAP, the anticipated timing of the final SEIS and Record of Decision, and the merits of the UKMP are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving whether the Alaska Industrial Development and Export Authority will build the AAP; the results of the additional supplemental work on the SEIS resulting from the voluntary remand; the impact of the COVID-19 pandemic; success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks,  prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2022 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

View original content:https://www.prnewswire.com/news-releases/trilogy-metals-provides-an-update-on-the-ambler-access-project-301961595.html

SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/October2023/19/c2124.html

%CIK: 0001543418

For further information: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, Phone: 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 19-OCT-23